Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2015 (except Notes 3, 6, 8, 11 and 12, as to which the date is June 3, 2015) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-204127) and the related Prospectus of Nivalis Therapeutics, Inc.  for the registration of 4,285,714 shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
June 3, 2015